News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

P&G DECLARES QUARTERLY DIVIDEND

    CINCINNATI, January 8, 2019 – The Board of Directors of The Procter & Gamble Company (NYSE:PG) declared a quarterly dividend of $0.7172 per share on the Common Stock and on the Series A and Series B ESOP Convertible Class A Preferred Stock of the Company, payable on or after February 15, 2019, to Common Stock shareholders of record at the close of business on January 18, 2019, and to Series A and Series B ESOP Convertible Class A Preferred Stock shareholders of record at the start of business on January 18, 2019.
P&G has been paying a dividend for 128 consecutive years since its incorporation in 1890 and has increased its dividend for 62 consecutive years.

About Procter & Gamble
P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit http://www.pg.com for the latest news and information about P&G and its brands.

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P&G Media Contact:
Jennifer Corso, +1-513-983-2570

P&G Investor Relations Contact:
John Chevalier, +1-513-983-9974